EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 5, 2007 relating to the statement of revenues and certain operating expenses of Bent Tree Green for the year ended December 31, 2005, our report dated February 5, 2007 relating to the statement of revenues and certain operating expenses of Las Colinas Commons for the year ended December 31, 2005, our report dated June 5, 2007 relating to the statement of revenues and certain operating expenses of Santa Clara Tech Center for the year ended December 31, 2006, our report dated July 16, 2007 relating to the statement of revenues and certain operating expenses of 5000 S. Bowen Road for the year ended December 31, 2006, our report dated October 12, 2007 relating to the statement of revenues and certain operating expenses of Frisco Square for the year ended December 31, 2006, our report dated October 15, 2007 relating to the statement of revenues and certain operating expenses of The Houston Portfolio for the year ended December 31, 2006 (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), our report dated February 8, 2007 on the financial statements of Kingsdell L.P. as of September 30, 2006 and December 31, 2005, for the period from January 1, 2006 through September 30, 2006, and for the years ended December 31, 2005 and 2004, and of our report dated July 24, 2007 on the financial statements of Colorado Hotel Holdings, LLC as of and for the years ended December 31, 2006 and 2005, appearing in the Current Reports on Forms 8-K and 8-K/A of Behringer Harvard Opportunity REIT I, Inc, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, TX
October 26, 2007